Exhibit 99.1

XOMA Appoints Jack L. Wyszomierski to Its Board of Directors

BERKELEY, Calif., Aug 26, 2010 (GlobeNewswire via COMTEX News Network) -- XOMA Ltd. (Nasdaq:XOMAD), a leader in the discovery and development of antibody therapeutics, announced that Jack L. Wyszomierski, a seasoned executive with extensive leadership experience in the pharmaceutical and life sciences industries, has been elected to XOMA's Board of Directors.

"Jack's broad management experience and proven financial and general leadership skills at Schering-Plough, an international drug developer and marketer, and at VWR International, a global marketer of science tools, make him an excellent addition to XOMA's Board, especially as we continue to develop innovative antibody therapeutics, collaborate with major pharmaceutical companies and license our antibody technologies around the world," said Steve B. Engle, XOMA's Chairman and Chief Executive Officer.

From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world's pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc. (Nasdaq:ATHX) and Exelixis, Inc. (Nasdaq:EXEL). He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

About XOMA

XOMA discovers, develops and manufactures novel antibody therapeutics for its own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under its contracts with the U.S. government. The company's proprietary product pipeline includes:

  --  XOMA 052, an anti-IL-1 beta antibody in Phase 2 clinical development for
      Type 2 diabetes with cardiovascular biomarkers, Type 1 diabetes, and with potential for the treatment of a wide range of inflammatory conditions. XOMA 052 also has demonstrated positive clinical benefit in a proof-of-concept trial for the treatment of vision-threatening uveitis of Behcet's disease.

  --  XOMA 3AB, an antibody candidate in pre-IND studies to neutralize the botulinum toxin, among the most deadly potential bioterror threats, under development through funding provided by the National Institute of
      Allergy and Infectious Diseases of the National Institutes of Health
      (Contract # HHSN266200600008C).

  --  A preclinical pipeline with candidates in development for several diseases.

In addition to its proprietary pipeline, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering Corporation, a subsidiary of Merck & Co., Inc. and Takeda Pharmaceutical Company Limited.

XOMA's technologies have contributed to the success of marketed antibody products, including LUCENTIS(R) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(R) (certolizumab pegol) for rheumatoid arthritis and Crohn's disease.

The company has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary Human Engineering(tm), affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, 60 pharmaceutical and biotechnology companies have signed BCE licenses, and several licensed product candidates are in clinical development.

XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to approval, and a team of about 215 employees at its Berkeley, California location. For more information, please visit http://www.xoma.com.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

Forward-Looking Statements

Certain statements contained herein concerning product development and capabilities of XOMA's technologies or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

These risks, including those related to inability to comply with NASDAQ's continued listing requirements; the generally unstable nature of current economic conditions; the results of discovery research and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: XOMA Ltd.

CONTACT:  XOMA Ltd.
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Canale Communications
Media Contact:
Carolyn Hawley
619-849-5375
carolyn@canalecomm.com